                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 1-13282

                          Signal Technology Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             The Tower at Northwoods
                               222 Rosewood Drive
                          Danvers, Massachusetts 01923
                                 (978) 774-2281
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
                          Common Stock Purchase Rights
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]                     Rule 15d-6  [ ]
         Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: 72

         Pursuant to the requirements of the Securities Exchange Act of 1934, Signal Technology Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 28, 2003                   By:  /s/ Robert N. Nelsen
                                           ----------------------
                                           Robert N. Nelsen
                                           Vice President, Treasurer and
                                           Chief Financial Officer